Exhibit 5.1

AVITA Therapeutics, Inc.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

August 27, 2020

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,259,662 shares (the “Shares”) of the common stock, par value $0.0001 per share, of AVITA Therapeutics, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Employee Share Plan and the Employee Share Incentive Plan (the “Plans”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, the Plans, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. We note that the Plans were originally issued under the laws of Australia but the obligations regarding outstanding options were assumed by the Company pursuant to its Scheme Implementation Agreement with AVITA Medical Limited dated April 20, 2020 which became effective June 29, 2020.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for pursuant to and in accordance with the Plans included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP

1